Shareholder Meeting  Unaudited
Centennial Tax Exempt Trust

On January 26, 2001, a shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:

Proposal No. 1:
The twelve persons named below to serve as Trustee of the Trust until their successors are elected and shall qualify:

         Nominee                                     For                        Withheld                  Total

         William L. Armstrong                        815,081,111                20,850,221                835,931,332
         Robert G. Avis                              816,158,061                19,773,271                835,931,332
         George C. Bowen                             816,830,230                19,101,102                835,931,332
         Edward L. Cameron                           816,991,767                18,939,565                835,931,332
         Jon S. Fossel                               814,579,719                21,351,613                835,931,332
         Sam Freedman                                817,181,502                18,749,830                835,931,332
         Raymond J. Kalinowski                       812,099,584                23,831,748                835,931,332
         C. Howard Kast                              811,668,162                24,263,170                835,931,332
         Robert M. Kirchner                          810,225,318                25,706,014                835,931,332
         Bridget A. Macaskill                        816,147,415                19,783,917                835,931,332
         F. William Marshall                         815,640,490                20,290,842                835,931,332
         James C. Swain                              816,379,898                19,551,434                835,931,332

                 For                        Against                   Abstain                        Total
Proposal No. 2:
Ratification of the selection of Deloitte & Touche LLP as independent auditors for the Trust for the fiscal year beginning July 1, 2000.

                 805,571,902                6,347,557                 24,011,873                     835,931,332

                                                                           Broker
For               Against                   Abstain                        Non-Votes                 Total
Proposal No. 3:
Approval of an amendment to the Trust's fundamental investment restriction on concentration.

746,872,873       37,870,968                51,185,900                     1,591                     835,931,332

Proposal No. 4:
Approval of authorizing the Trustees to adopt an Amended and Restated
Declaration of Trust.

723,600,594       58,304,324                54,024,823                     1,591                     835,931,332